Exhibit 3.5

I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Articles of Incorporation of CCS - Camboriú Cable System de TeleComunicações Ltda.

By:	/s/ Carlos Eduardo Malagoni
Name: Carlos Eduardo Malagoni
Title: Attorney-in-fact

Date:  September 28, 2005

CCS - CAMBORIÚ CABLE SYSTEM DE TELECOMUNICAÇÕES LTDA. CNPJ (National
Register of Legal Entities) No. 82.855.164/0001-65

NIRE (State Commercial Registration) No. 42201366252

11th AMENDMENT OF THE ARTICLES OF ASSOCIATION, OF DECEMBER 8, 2004

The parties identified below,

TVA SUL PARANÁ LTDA., a company having its principal place of business at Rua Martha Kateiva de Oliveira, No. 319, in the City of Curitiba, State of Paraná, enrolled with the National Corporate Taxpayers Register under CNPJ No. 84.938.786/0001-82, registered with the Commercial Register of the State of Paraná under NIRE No. 41202681240, herein represented by its Executive Officers, VITO CHIARELLA NETO, Brazilian, married, accountant, bearer of the Identity Card RG/SSP/SP No. 16.354.368, and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 114.884.868-16, and MARCELO VAZ BONINI, Brazilian, single, accountant, bearer of the Identity Card RG/SSP/SP No. 15.191.436, and enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 086.949.108-37, both with professional address at Av. das Nações Unidas, No. 7.221, in the City and State of São Paulo (in the capacity of successor of TVA SUL PARTICIPAÇÕES S.A.), and

CONSTRUTORA ENE ESSE LTDA., a company having its principal place of business at Avenida do Estado, No. 1.555, Balneário Camboriú, in the State of Santa Catarina, enrolled with the National Corporate Taxpayers Register under CNPJ No. 83.500.041/0001-74, registered with the Commercial Registry of the State of Santa Catarina under No. 42200448999, herein represented by its managers, Narbal Andrade de Souza, Brazilian, married, attorney, domiciled at Avenida do Estado, No. 1555, Balneário Camboriú, in the State of Santa Catarina, enrolled with the Individual Taxpayers Register under CPF No. 006.121.549-04, and José Lourenço de Oliveira, Brazilian, married, real state broker, domiciled at Avenida do Estado, No. 1555, Balneário Camboriú, in the State of Santa Catarina, enrolled with the Individual Taxpayers Register under CPF No. 291.716.449-20,

Sole quotaholders of the limited business company CCS-CAMBORIÚ CABLE SYSTEM DE TELECOMUNICAÇÕES LTDA., a company having its principal place of business at 5a Avenida, No. 291, in the District of Vila Real – Postal Code No. 88 330-000, Balneário Camboriú, in the State of Santa Catarina, enrolled with the National Corporate Taxpayers Register under CNPJ No. 82.855.164/0001-65, with its Articles of Association duly filed with the Commercial Registry of the State of Santa Catarina under NIRE No. 42201366252, in a session held on November 22, 1990 and last amendment to the Articles of Association duly filed under No. 20022361030, in a session held on December 30, 2002,

RESOLVE:

I – To accept the resignation of Messrs. Douglas Duran and Claudio Cesar D’Emilio, from the positions of Executive Officers of the Company, granting each of them full, irreducible, general and irrevocable release in relation to all acts practiced in the performance of their duties, and appoint, to take their place, Messieurs VITO CHIARELLA NETO, Brazilian, married, accountant, bearer of the Identity Card RG/SSP/SP No. 16.354.368, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 114.884.868-16, and CARLOS EDUARDO MALAGONI, Brazilian, married, economist, bearer of the Identity Card RG No. 18.586.507-0, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 146.330.328-95, both with professional address at Av. das Nações Unidas, No. 7.221, 7th floor, in the City and State of São Paulo. The Executive Officers

elected herein signed the respective instruments of investiture, wherein they declare not to be involved in any of the crimes provided for in law, which would prevent them from exercising commercial activities.

II – To approve, on the terms of article 12 of the Articles of Association of the Company, the distribution and the payment of dividends to the quotaholders of the Company, as determined in the Balance Sheet of the Company, prepared on December 31, 2003, in the proportion of their respective quotaholdings, as shown below:

Quotaholders	No. of Quotas	Distributed Dividends (in R$)
TVA Sul Paraná Ltda	2,910,000	956,478,00
Construtora Ene Esse Ltda	1,940,000	637,652,00
Total	4,850,000	1,594,130.00

III – To reduce the quota capital of the Company, from four million, eight hundred and fifty thousand Reais (R$ 4,850,000.00), to two million, two hundred and forty-eight thousand, seven hundred and twelve Reais (R$ 2,248,712.00), meaning a reduction of two million, six hundred and one thousand, two hundred and eighty-eight Reais (R$ 2,601,288.00), through the cancellation of one million, five hundred and sixty thousand, seven hundred seventy-three (1,560,773) quotas of the quotaholder TVA Sul Paraná Ltda, and of one million, forty thousand, five hundred and fifteen (1,040,515) quotas of the quotaholder Construtora Ene Esse Ltda, with the consequent restitution, to the quotaholders, of the reduced portion.

IV – As a result of the above decision, the quotaholders decide to amend  article 5 of the Articles of Association, which becomes effective with the following wording: “Article 5 – The quota capital is two million, two hundred and forty-eight thousand, seven hundred twelve Reais (R$ 2,248,712.00), divided into two million, two hundred and forty-eight thousand, seven hundred and twelve (2,248,712) quotas, in the amount of one Real (R$ 1.00) each, fully subscribed and paid up in national currency, distributed between the quotaholders as follows:

Quotaholders	No. of Quotas	Amount (in R$)
TVA Sul Paraná Ltda	1,349,227	1,349,227.00
Construtora Ene Esse Ltda	899,485	899,485.00
Total	2,248,712	2,248,712.00

V – To amend and restate the wording of the Articles of Association, as a result of the changes brought by the New Brazilian Civil Code, which become effective with the following wording:

“CCS-CAMBORIÚ CABLE SYSTEM DE TELECOMUNICAÇÕES LTDA.

 ARTICLES OF ASSOCIATION

DENOMINATION, PRINCIPAL PLACE OF BUSINESS, PURPOSE AND DURATION

Article 1 – The name of the Company is CCS - CAMBORIÚ CABLE SYSTEM DE TELECOMUNICAÇÕES LTDA.

Sole Paragraph- The Company shall also be identified by the name of the establishment TVA SUL CAMBORIÚ.

Article 2 – The principal place of business of the Company is at 5a Avenida, No. 291, in the District of Vila Real – Postal Code No.: 88 330-000, Balneário Camboriú, in the State of Santa Catarina.

Sole Paragraph- The Executive Board of the Company may open and close branches or offices anywhere within the national territory.

Article 3 - The main purpose of the Company is: (i) the rendering of services of Cable TV, of satellite Pay TV, or by any other means of broadcasting; as well as rendering of other telecommunications services; (ii) the production of programs for Pay TV and open TV; (iii) the import and export of goods, products, equipment or services, directly or indirectly related to the purpose of the company, as well as the rendering of services and the representation of other companies, whether national or foreign ones: (iv) the rendering of other services in connection with systems of transmission, reception and distribution of signals, advertising and publicity in all of their forms, implications and modalities; and (v) the participation in other companies as a partner, shareholder, quotaholder or as a member of a consortium.

Article 4 – The term of duration of the Company is indefinite. The Company started its activities on November 23, 1990.

QUOTA CAPITAL

Article 5 - The quota capital is two million, two hundred and forty-eight thousand, seven hundred and twelve Reais (R$ 2,248,712.00), divided into two million, two hundred and forty-eight thousand, seven hundred and twelve (2,248,712) quotas, in the amount of one Real (R$ 1.00) each, fully subscribed and paid up in national currency, distributed between the quotaholders as follows:

Quotaholders	No. of Quotas	Amount (in R$)
TVA Sul Paraná Ltda.	1,349,227	1,349,227.00
Construtora Ene Esse Ltda.	899,485	899,485.00
Total	2,248,712	2,248,712.00

Sole Paragraph- The liability of the quotaholders is limited to the amount of their quotas, but all of them are co-liable for the payment of the quota capital.

Article 6 - The quotaholders shall pay in the capital in proportion to their quotaholding and according to additional cash flow requirements.. Should any quotaholder fail to pay in all or part, the other quotaholder shall have the right to pay in the unpaid portion and, consequently, such defaulting quotaholder’s quotas.

QUOTAHOLDERS RESOLUTIONS

Article 7 - The quotaholders shall take resolutions gathered in meetings that shall be called by letter, return receipt requested

Article 8 - The meeting may be waived in the event all quotaholders shall resolve in writing on the matter included in the agenda.

Article 9 - Every year, within four months after the end of the fiscal year, the quotaholders shall judge the accounts of the management executive officers, the balance sheet and the financial statements, and shall elect the executive officers and other matters of interest to the company.

MANAGEMENT

Article 10 - The Company shall be managed by three (3) Executive Officers, who may or may not be quotaholders, who shall have ample powers to manage the company’s businesses, for an indefinite term, as follows:

I- Vito Chiarella Neto, Brazilian, married, accountant, bearer of Identity Card RG/SSP/SP No. 16.354.368, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 114.884.868-16, with professional address at Av. das Nações Unidas, No. 7.221, 7th floor; in the City and State of São Paulo;

II- Carlos Eduardo Malagoni, Brazilian, married, economist, bearer of Identity Card RG/SSP/SP No. 18.586.507-0, enrolled with the Individual Taxpayers Register of the Ministry of Finance under CPF/MF No. 146.330.328-95, with professional address at Av. das Nações Unidas, No. 7.221, 7th  floor, in the City and State of São Paulo;

III - Narbal Andrade de Souza, Brazilian, married, businessman, domiciled at Avenida Brasil, No. 855, Balneário Camboriú, in the State of Santa Catarina, enrolled with the Brazilian Bar Association, Santa Catarina Chapter, (OAB/SC) under No. 1805, and enrolled with the Individual Taxpayers Register under CPF No. 006.121.549-04. (include No. of RG and issuing body).

Paragraph 1 - The executive officers shall be appointed or removed by an amendment to these Articles of Association or  a separate instrument, which shall be filed in the Commercial Registry, and they shall sign an instrument of investiture in the register of minutes of the management meetings.

Paragraph 2 - The Company shall be represented:

(a) by the joint signature of two Executive Officers, as Plaintiff and Defendant, or by one Executive Officer and one attorney-in-fact, or by two attorneys-in-fact with  special powers.

(b) by the individual signature of one Executive Officer, or one attorney-in-fact with special powers granted for the practice of mere routine acts, the issuance of correspondence, receipts and endorsements of checks to be deposited in bank accounts of the Company.

Paragraph 3 - The appointment of attorneys-in-fact shall require the joint signature of two executive officers, and the respective powers of attorney shall expressly provide for the acts they are allowed to practice. Except for those granted for judicial purposes, all other powers of attorney granted by the Company shall be effective for one year.

Paragraph 4 - The company’s name shall not be used for granting guarantees to third-parties, nor in any businesses alien to the interest of the Company, or that imply liberality.

Paragraph 5 - The executive officers are dispensed with posting bond, and they shall be entitled to a monthly compensation to be established by the quotaholders.

TRANSFER OR ASSIGNMENT OF QUOTAS

Article 11- No quotaholder may transfer all or part of his/her/its quotas to third parties, without first offering them under the exact same conditions to the other quotaholder, by means of written notice sent at least thirty days in advance, for the latter to exercise his/her/its right of first refusal to acquire the quotas.

Paragraph 1- Any assignment shall be preceded by a notice containing a written proposal for the acquisition by a third party acting in good-faith, so that the other quotaholder, if he/she/it wishes to do so, may exercise his/her/its right of first refusal within thirty days.

Paragraph 2 - If the offered quotaholder should fail to exercise his/her/its right of first refusal, the notifying quotaholder shall be authorized to assign the quotas to the interested third party, within ten days on the conditions offered in the notice. Any assignment made in violation of the initial proposal shall be deemed to be ineffective.

Paragraph 3 - Any assignment of quotas implying transfer of the controlling power of the Company shall depend on prior authorization from the Ministry of Communications.

AMENDMENT TO THE ARTICLES OF ASSOCIATION, DISSOLUTION AND LIQUIDATION

Article 12 – Any amendment to these Articles of Association shall depend on the express consent of all quotaholders.

Article 13 - In the event of bankruptcy, death, incapacity, exclusion or withdrawal of quotaholder, the Company shall not be dissolved. If such events should happen to one of the quotaholders, his amounts shall be determined based on a special balance sheet, and shall be paid to the quotaholders or his heirs in twelve (12) monthly, equal and successive installments, plus interest of twelve percent (12%) per year.

Sole Paragraph- In the event of death or interdiction, the heirs of the quotaholder may appoint a representative to take his  place in the Company, who shall be approved by the other quotaholders.

FISCAL YEAR, BALANCE SHEET AND PROFITS

Article 14 - The fiscal year shall end on December 31, at which time the appropriate financial statements shall be prepared. The company may also prepare interim trial balances and resolve on the allocation of such profits. Any decision on the allocation of the profits shall depend on unanimous approval by the quotaholders.

MISCELLANEOUS PROVISIONS

Article 15 – The Company, through all its quotaholders, hereby agrees to strictly comply with the laws, decrees, regulations, rules and recommendations made to it by the Public Granting Powers.

JURISDICTION

Article 16 - The parties hereby elect the Courts of the Judicial District of Balneário Camboriú, State of Santa Catarina, to settle any dispute arising out of these Articles of Association.

Article 17 - The Company shall be governed by the provisions of these Articles of Association. In the event of any omission therein, the legal provisions of the Civil Code (Law No. 10.406, of January 10, 2002) specifically applying to limited liability companies shall apply, supplemented by the law on  joint stock companies (Law No. 6.404, of December 15, 1976, as amended).”

In witness whereof, the parties execute this instrument in three (3) counterparts of equal content and form, in the presence of two witnesses.

Balneário Camboriú, December 8, 2004

TVA SUL PARANÁ LTDA
(Marcelo Vaz Bonini)
(Vito Chiarella Neto)

CONSTRUTORA ENE ESSE LTDA
(Narbal Andrade de Souza)
Executive Officers:

Vito Chiarella Neto

Carlos Eduardo Malagoni

Narbal Andrade de Souza
José Lourenço de Oliveira

Witnesses:
1)
2)

Attorney’s Initials:
Letícia Soares
Brazilian Bar Association, São Paulo Chapter (OAB/SP) No. 163.622